EXHIBIT 99.1

Oxygen Biotherapeutics Announces $4.6 Million Private Placement of Unregistered Convertible Note and Warrants

MORRISVILLE, NC, June 22, 2011 - Oxygen Biotherapeutics, Inc. (NASDAQ and SIX Swiss Exchange: OXBT) today announced that it has entered into an agreement for the issuance and sale of an unregistered convertible note with a principal amount of $4.6 million (the "Note") and unregistered warrants ("Warrants") in a private placement to an institutional investor. Upon consummation, the transaction is expected to result in gross proceeds of $4.6 million to Oxygen, excluding any proceeds from exercise of the Warrants, and aggregate placement agent fees of approximately $276,000.

The Note will bear an interest rate of 15% payable in cash or stock and it matures in three years. The Note is convertible into Common Stock at any time after issuance at $2.255 per share. The transaction also provides for 100% Warrant coverage on the Note, for an aggregate of 2,039,911 shares of common stock underlying the Warrants. Warrants will be exercisable any time within five years following the issuance at the following prices: one-third at $2.25 per share; one-third at $2.60 per share; one-third at $2.85 per share. These exercise prices are subject to an anti-dilution provision, but may not be reduced below a floor price of $2.255.

Oxygen expects to use the net proceeds of the offering primarily for general corporate purposes, including Oxygen's dermatology, cosmetics and other businesses, but does not anticipate using a significant portion of the proceeds for patient testing relating to traumatic brain injury indications.

The Note, Warrants, and common stock underlying the Note and Warrants (collectively, the "Securities"), were offered in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 thereunder. The Securities have not been registered under the Securities Act, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Securities or any other security of the Company.

About Oxygen Biotherapeutics, Inc.

Oxygen Biotherapeutics, Inc. is developing topical and intravenous medical products that deliver oxygen to tissues in the body. Currently, the company is focused on developing therapeutics for wound healing, dermatologic indications, traumatic brain injury, and decompression sickness. In addition, the Company markets and sells its DERMACYTE® line of oxygen-rich skin care products in the United States, Europe and Mexico.

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